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                                                                     Exhibit 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                                      Year Ended December 31
                                                          ---------------------------------------------
                                                           1993    1994     1995      1996      1997
                                                           ----    ----     ----      ----      ----
Earnings:
  Earnings before income taxes                             $ 531   $ 840   $ 1,247   $ 1,215   $ 1,149
  Plus:
    Fixed charges exclusive of capitalized interest        $ 128   $ 108   $   113   $   125   $   136
    Amortization of capitalized interest                   $  11   $  11   $    12   $    13   $    13
    Adjustments for equity affiliates                      $  (1)  $  (2)  $    (4)  $    (3)  $   --
                                                          --------------------------------------------
            Total                                          $ 669   $ 957   $ 1,368   $ 1,350   $ 1,298
                                                          ============================================

Fixed Charges:
  Interest expense including amortization of debt
    discount/premium and debt expense                      $ 108   $  88   $    91   $   102   $   113

  Rentals - portion representative of interest             $  20   $  20    $   22   $    22   $    23
                                                         ---------------------------------------------
  Fixed charges exclusive of capitalized interest          $ 128   $ 108    $  113   $   124   $   136
  Capitalized interest                                     $   6   $   5    $    9   $    12   $    10
                                                         ---------------------------------------------
            Total                                          $ 134   $ 113     $ 122   $   136   $   146
                                                         =============================================

Ratio of earnings to fixed charges                           5.0     8.4      11.3       9.9       8.9
                                                         =============================================



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